SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

INDEPENDENT BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant’s telephone number,
including area code:
(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.      Results of Operations and Financial Condition

On April 23, 2007, Independent Bank Corporation filed a Form 8-K Current Report that included a press release (Exhibit 99.1) dated April 23, 2007 announcing the Registrant’s financial results for the quarter ended March 31, 2007 and supplemental financial data (Exhibit 99.2) to the press release. This Form 8-K/A is being filed to revise the financial results included with such Form 8-K Current Report.

The previously reported financial results included within the Form 8-K Current Report have been revised to increase the Registrant’s allowance for loan losses and provision for loan losses by $650,000. The increase in the allowance for loan losses is to record a specific reserve on a residential real estate development loan collateralized by property located in East Lansing, Michigan. In the fourth quarter of 2006, a partial charge-off of $1.3 million was recorded on this loan (reducing the balance on the loan from $4.7 million to $3.4 million). Based on an updated appraisal, including a review appraisal received in early May 2007, the Registrant has determined that an additional specific reserve of $650,000 is required.

The additional specific reserve results in the following changes to the previously reported financial results (dollars in thousands, except per share numbers):

Caption	As Previously Reported	Adjustment	As Revised
Consolidated Statement of Financial Condition as of March 31, 2007:
Allowance for Loan Losses	$(30,258)	$(650)	$(30,908)
Net loans	2,454,089	(650)	2,453,439
Total assets	3,356,221	(650)	3,355,571
Accrued expenses and other liabilities	40,949	(221)	40,728
Total liabilities	3,103,975	(221)	3,103,754
Retained earnings	31,353	(429)	30,924
Total shareholders' equity	252,246	(429)	251,817
Total liabilities and shareholders' equity	3,356,221	(650)	3,355,571
Consolidated Statement of Operations for the three months ended March 31, 2007:
Provision for loan losses	7,489	650		8,139
Income from continuing operations
Before income tax	4,847	(650)		4,197
Income tax expense	526	(221)		305
Income from continuing operations	4,321	(429)		3,892
Net income	4,672	(429)		4,243
Income per share from continuing
operations:
Basic	0.19	(0.0	2)	0.17
Diluted	0.19	(0.0	2)	0.17
Net income per share:
Basic	0.20	(0.0	1)	0.19
Diluted	0.20	(0.0	2)	0.18

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 4, 2007	INDEPENDENT BANK CORPORATION (Registrant) By /s/ Robert N. Shuster —————————————— Robert N. Shuster Executive VP and CFO